Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - FEBRUARY 2005
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,610.046 units) at January 31, 2005           $ 34,693,069
Additions of 93.791 units on February 28, 2005                        136,613
Redemptions of (234.690) units on February 28, 2005                  (341,842)
Offering Costs                                                        (25,873)
Net Income (Loss) - February 2005                                    (277,474)
                                                                 ------------

Net Asset Value (23,469.147 units) at February 28, 2005          $ 34,184,493
                                                                 ============

Net Asset Value per Unit at February 28, 2005                    $   1,456.57
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $      5,343
    Change in unrealized                                             (278,740)

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                               24,108
  Interest income                                                      65,608
                                                                 ------------

                                                                     (183,681)
                                                                 ------------

Expenses:
  Brokerage fee                                                        88,728
  Performance fee                                                           0
  Operating expenses                                                    5,065
                                                                 ------------

                                                                       93,793
                                                                 ------------

Net Income (Loss) - February 2005                                $   (277,474)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on February 28, 2005                    $  1,456.57

Net Asset Value per Unit on January 31, 2005                     $  1,469.42

Unit Value Monthly Gain (Loss) %                                       (0.87)%

Fund 2005 calendar YTD Gain (Loss) %                                   (2.99)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

A slow start to 2005...

The reversal in the down trend in the US Dollar and the uptrend in Bonds has left us with small negative returns for February and the year-to-date. These were the two major market themes which drove our portfolios throughout 2004, particularly in the last quarter, and while there is nothing to suggest that they are yet at an end, reversals are always painful. The rally in the US Dollar failed early in February and the dollar ended the month lower, but small gains on our dollar shorts were offset by losses in our non-dollar (cross) positions. Equity indices were our best performers in February as they reversed again and traded higher, reclaiming January's losses. Energy prices continued to rally, and Crude Oil again topped $50 a barrel.

In a broader timeframe, returns for the last 12 months have been disappointing, and with the exception of Q4 of 2004, there have been few opportunities for our style of trading. We remain confident that over time our investment approach will continue to deliver attractive risk-adjusted returns, together with the kind of portfolio diversification our investors are seeking.

In the meantime, if we can be of service, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO